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                                                                      EXHIBIT 21

                          SUBSIDIARIES AND AFFILIATES


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                                                OWNED BY AND                                    JURISDICTION OF
NAME                                          PERCENTAGE OWNED                                   INCORPORATION
----                                          ----------------                                   -------------
SUBSIDIARIES

VS Holdings, Inc.                             Talon Automotive Group, Inc.  (100%)              Michigan corporation

Veltri Holdings USA, Inc.                     Talon Automotive Group, Inc.  (100%)              Indiana corporation

Veltri Metal Products Co.                     VS Holdings, Inc.   (100%)                        Nova Scotia unlimited liability
                                                                                                company

AFFILIATES

None

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